Exhibit 11 (a)



IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 11(a) - COMPUTATION OF EARNINGS PER SHARE



Year Ended December 31,                1997             1996            1995

[S]                             [C]              [C]             [C]
AVERAGE NUMBER OF SHARES          11,163,155       11,358,121      11,279,870
OUTSTANDING

NET INCOME                       $24,444,150      $22,428,337     $20,083,202

BASIC EARNINGS PER SHARE (Note 2)
                                       $2.19            $1.97           $1.78

DILUTED SHARES OUTSTANDING:
  Average number of shares       11,163,155       11,358,121      11,279,870
  outstanding
  Assumed exercise of stock
  options                           197,932          156,871         149,949
(Note 1)
  Total shares (Note 2)          11,361,087       11,514,992      11,429,819


NET INCOME                      $24,444,150      $22,428,337     $20,083,202

DILUTED EARNINGS PER SHARE (Note 2)
                                      $2.15            $1.95           $1.76


(1) The dilutive effect of stock options is based on the Treasury Stock method.

Adjusted for the two-for-one stock split on December 30, 1996